[LETTERHEAD OF PUSH RECORDS]


                                                       September 22, 1997

Whole Oates Enterprises
A General Partnership Consisting of
Daryl Hall and John Oates
c/o Jill Berliner, Esq.
King Purtich, Holmes, Paterno & Berliner, Esqs.
2121 Avenue of the Stars
Los Angeles, CA 90067

Gentlemen:

      The following letter sets forth certain material terms of an agreement between Whole Oates Enterprises, A General Partnership consisting of Daryl Hall and John Oates (for all purposes herein the term "Artist" shall refer to recordings and performances) for a worldwide exclusive (solely as to Artist's performances together) recording agreement with PUSH Records, Inc. ("Company"). Daryl Hall and John Oates shall each be free to record and release solo recordings and to work on any and all outside solo projects as long as those projects do not interfere with their respective material obligations hereunder. The terms outlined below are subject to being finalized in a full and more formal agreement which will follow immediately upon confirmation that the basic terms presented are acceptable to Artist.

1.    Term and Product Commitment: Initial term is one (1) LP.

2.    Options: Two (2) separate exclusive options (LP 2 and LP 3) each for one
(1) LP, for a potential total (including the initial period and all options) of three (3) LPs. Each option is exercisable, if at all, by Company, if at any time within ten (10) years after the release of LP 1 Artist notifies Company that Artist intends to record an LP. Both options shall lapse if not exercised by Company within thirty (30) days of receipt by Company of written notice from Artist of Artist's intention to record such LP(s). Each respective option is exercisable only if the following performance plateaus are met by the preceding LP within twelve (12) months after the release of the respective preceding LP:

                               UNITS SOLD (USNRC only)
       OPTION                  PRIOR LP
       ------                  --------
            1                  200,000 (LPl)
            2                  325,000 (LP2)

3.    Territory: The world.

4. Delivery and Release Obligation: (a) LP 1, "Marigold Sky" was delivered on August 22, 1997 and Company shall release LP 1 in the United States within one hundred and eighty (180) days after delivery. Company shall release LP 2 and LP 3 within one hundred twenty (120) days after the date of delivery. If LP 2 or LP 3 are delivered between November 1 and January 1 then the respective release periods are tolled by the same number of days as there are between the date of delivery and January 1.

                                       (b) Company shall have the exclusive
right to distribute Artist's product hereunder in all foreign territories, provided that LP 1 shall be released in the following foreign territories on or before the release deadline listed. If LP 1 is not released in a foreign territory on or before the applicable deadline date set forth below then forty five (45) days after receipt by Company of written notice from Artist of Artist's intent to seek distribution in such territory from a third party, Company shall release LP 1 in such territory or Artist shall be free to seek distribution in such territory from a third party and Company's exclusive rights thereto in such territory shall lapse.

       TERRITORY                          RELEASE DEADLINE
       ---------                          ----------------
       Canada                             March 31, 1998
       Japan                              March 31, 1998
       United Kingdom                     March 31, 1998
       E.U.                               March 3l, 1998
       R.O.W. (territory by territory)    June 30, 1998

                                       (c) Any LP not released by Company shall
be subject to reversion as provided in paragraph 15 below.

5. Funds:(a) The Recording fund for LP 1 delivery of which is hereby acknowledged, including any and all monies paid pursuant to the termination agreement with Arista Records, is Four Hundred Thousand Dollars ($400,000) which will be administered by the Company, provided, however, that any and all recording costs actually incurred for LP 1 shall be deemed to be within said fund. The payment in the amount of Two Hundred Sixteen Thousand Two Hundred Seven and 96/100 ($216,207.96) Dollars, made by Company on or about June 10, 1997, to Arista Records, Inc, on behalf of Artist, pursuant to the agreement between Artist and Arista Records, Inc.


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

dated June 3, 1997 (the "Termination Agreement") shall be applied against the fund for LP 1. In addition, Artist will be paid an advance of One Hundred Fifty Thousand Dollars ($150,000) of which One Hundred Thousand ($100,000) Dollars will be paid upon full execution of this memorandum agreement. The balance of the advance will be paid upon full execution of the long form agreement.

            (b) The Recording fund for LP 2 (Option 1) and LP 3 (Option 2), including all options, is based upon a formula of three fourths (3-4) of U.S. royalties with a maximum reserve of 15% calculated as of the earlier of the date of delivery or the first eighteen (18) months of sales following the initial release of the prior LP, with the following minimums and maximums:

       LP #       Minimum                  Maximum
       ----       -------                  -------
          2       $500,000                 $750,000
          3       $500,000                 $800,000

            (c) All funds pursuant to subparagraphs 5(a) and 5 (b), including the advance provided for in 5(a) are recoupable. Artist shall have the right to administer the Funds for any LP subsequent to the first LP, which will be payable one half (1/2) on commencement of Recording; one quarter (1/4) on completion of tracking; and one quarter (1/4) on delivery and acceptance.

            (d) Additionally, for each royalty bearing USNRC soundscan unit sold, calculated as net sales (i.e. subject to reserves, returns and credits in accordance with Company's distribution agreement), for each LP hereunder, Artist shall be paid a non recoupable cash bonus of Twenty Nine Cents ($0.29) which shall be paid to Artist with the semi annual accounting for the period during which aggregate net sales equal or exceed Two Thousand Five Hundred units which bonus on aggregate sales as provided, shall be paid without regard to the recouped status of Artist's account.

6. Royalties: (a) "All in" royalty is paid on one hundred percent (100%) of sales of top line (SRLP) product at USNRC.

                 (b) U.S. Royalty Rates

                 LP #        Basic All In Royalty Rate
                 ----        -------------------------
                 1 & 2               19%
                 3                   20%

                 (c) Foreign Royalty Rates will be established on a territory by territory basis and will pay no less than the rate calculated as a percentage of the applicable U.S. rate as follows (not to exceed 75% of Company's royalty, as same may be escalated, and no lower than the minimums stated below without Artist's consent):

                 (i) Japan, Canada and United Kingdom - 80% but not less than the local equivalent of 63%.

                 (ii) Rest of EU, Australia and New Zealand - 75% but not less than the local equivalent of 58%


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

                 (iii) Rest of World - 60% but not less than the local
            equivalent of 53 %

                 (d) Audiovisual royalties: In U.S. on Net Sales of Top Line
- 18%; foreign rate - 14%; 50% of Video Net Receipts where sold by a third party licensee. Commercial exploitation(s) of videos shall require the prior written consent of Artist.

                 (e) Royalty rates for each LP will escalate, prospectively, one half (1/2%) percent upon sales of the applicable LP reaching five hundred thousand (500,000) USNRC soundscan units with an additional prospective royalty rate escalation of one half (1/2%) percent upon sales reaching seven hundred fifty thousand (750,000) USNRC soundscan units with an additional prospective royalty rate escalation of one half (1/2%) percent upon sales reaching one million (1,000,000) USNRC soundscan units. Subsequent LP rates will be no lower than the highest rate of the previous LP. Notwithstanding the foregoing the maximum escalated rate for LP2 shall be 20.5% and the maximum escalated rate for LP3 shall be 21.5%.

                 (f) The compact disc (CD) rate is one hundred percent (100%) of basic royalty rate. Container/packaging charge is 25% for CDs and 20% for cassettes. Customary free goods not to exceed twenty percent (20%) for LPs and twenty-three percent (23%) for singles. Company shall have the right to offer special free goods up to an additional ten (10%) percent. Customary reduced royalty rates apply for mid price, budget, cut outs, clubs, PX, etc

6A.   ACCOUNTING.

      (a) Statements as to royalties payable hereunder shall be sent by Company to you within sixty (60) days after the expiration of each semi annual period for the preceding semi annual period ending the last fiscal day of June or December. Notwithstanding the foregoing, Company may, if Company elects, change the aforesaid time and dates, provided, however, in the event of such change, statements shall be rendered to you no less frequently than semi-annually. Notice of such change shall be provided with the first accounting sent pursuant to the changed time and dates. Concurrently with the rendition of each statement, Company shall pay you all royalties shown to be due by such statement, after deducting all Recording Costs paid by Company, all payments made therefor to or on behalf of you and Artist, and all Advances made to you and Artist prior to the rendition of the statement. Company may maintain reasonable reserves; each such royalty reserve shall be liquidated evenly over the next four semi-annual accounting periods following the accounting period in which it is established. Company shall not establish any royalty reserve during any particular accounting period: (i) with respect to Albums in excess of thirty percent (30%), or (ii) with respect to Singles, Maxi-Singles, and EPs in excess of forty percent (40%), of the aggregate number of Albums or Singles, or Maxi-Singles, or EPs, as the case may be, shipped to Company's customers, unless Company anticipates in its good faith judgment returns and credits which justify the establishment of a larger reserve. You shall be deemed to have consented to all accountings rendered by Company hereunder and said


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

accountings shall be binding upon you and not subject to any objection by you for any reason unless specific objection, in writing, stating the basis thereof is given to Company within two (2) years after the date Company is deemed to have rendered the applicable statement, and after such written objection, unless suit is instituted within three (3) years after the date Company is deemed to have rendered the applicable statement. Company shall be deemed conclusively to have rendered you each statement on the date prescribed in this paragraph 6(a) unless you notify Company otherwise with respect to any particular statement within sixty (60) days after the date that Company has failed to render that statement.

      (b) You shall have the right at your sole cost and expense to appoint a Certified Public Accountant or other qualified individual with experience in record industry audits, who is not then currently engaged in an outstanding audit of Company to examine Books and Records as same pertain to sales of Records subject hereto as to which royalties are payable hereunder, provided that any such examination shall be for a reasonable duration, shall take place at Company's offices during normal business hours on reasonable prior written notice and shall not occur more than once in any calendar year. You may examine Books and Records with respect to a particular statement only once.

7. Stock Options: Upon execution of this agreement Daryl Hall and John Oates shall each be individually granted options for 15,000 shares of common stock in Paradise Music & Entertainment, Inc. exerciseable at the lower of $6 dollars per share or the market price at the time of grant. The options shall lapse if not exercised within seven years after the date of the agreement. Company shall represent and warrant that the shares of Paradise Music and Entertainment, Inc. are registered and traded on NASDAQ under the symbol PDSE.

8. Mechanical Royalties: For compositions written or controlled by Daryl Hall and/or John Oates ("Controlled Compositions"), Company will pay seventy five (75%) of the U.S. minimum statutory rate in the U.S. at the time of release on LP royalty bearing sales not to exceed ten (10) times the U.S. minimum statutory rate for LPs, five (5) times for EPs, three (3) times for 12" maxi-singles and two (2) times for 7" singles (free license for video). In the event that any single, maxi-single, EP or LP contains other Compositions in addition to Controlled Compositions and the aggregate mechanical royalty rate for said single, maxi-single, EP or LP exceeds the applicable maximum aggregate mechanical royalty rate provided above for Controlled Compositions, the aggregate mechanical royalty rate for the Controlled Compositions contained thereon shall be reduced by the aforesaid excess over said applicable rate. Additionally, Company shall have the right with respect to any single, maxi-single, EP or LP, the aggregate mechanical royalty rate for which exceeds the applicable maximum aggregate mechanical royalty rate provided above for Controlled Compositions, to deduct the excess payable thereon from all monies payable to you pursuant to this agreement or any other agreement. The foregoing shall not apply to any monies otherwise payable to Artist by All Access Entertainment Management Group, Inc. ("Management") pursuant to any personal management agreement between Management and Artist. Mechanical royalty payments on Records subsequently returned are considered overpayments.


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

9. Independent Promotion: Fifty percent (50%) of all expenses paid or incurred by Company in connection with the independent promotion and/or marketing of Masters in the United States, its territories and Canada (i.e., promotion or marketing by Persons other than regular employees of Company) shall constitute Advances; provided, however, that no more than One Hundred Fifty Thousand Dollars ($150,000) paid or incurred for the promotion of any particular Album hereunder shall be recoupable against your royalties without your consent, not to be unreasonably withheld. You and Company agree that Video Production Costs and any payments in connection with Artist's Tours if any shall not constitute independent promotion or marketing expenses.

10. Creative Control: LP 1 "Marigold Sky" is accepted as is. For LP 2 and 3, if at all, Artist shall approve all material, producers and recording studio in consultation with Company. For LP1, LP2, and LP3 Company and Artist shall mutually approve all packaging, budgets and singles. Delivery standard is technically satisfactory.

11. LP Artwork: Company and Artist shall mutually approve the design and execution of the artwork for all releases. Artist will have the right to prepare LP artwork pursuant to a non-recoupable budget of $15,000.

12. Video: Company agrees to cause to be produced at least two (2) promotional videos in connection with each LP which is released in the United States provided that promotional Videos continue to be a meaningful marketing tool for artists similar in style to Artist, pursuant to the prevailing custom and practice in the industry in the United States at the time of Company's release of the applicable LP. Company shall approve budgets and Company and Artist will mutually approve the director, all creative elements, and track selection of all videos. Company shall approve a budget which is otherwise reasonable and not in excess of Seventy Five Thousand ($75,000) Dollars, for each video to be produced. Fifty (50%) percent of video production costs are recoupable from record royalties and one hundred (100%) percent of video production costs are recoupable from video royalties.

13. Marketing: Company and you shall mutually approve marketing plans company intends to implement for the LP concerned. Company shall use its good faith business judgment regarding the need to supplement marketing and promotion plans of distributors/licensees in foreign release territories. Fifty (50%) percent of the cost to Company of such supplemental marketing and promotion in foreign territories shall be recoupable.

14.   Marketing Restrictions Company shall not, without Artist's approval:

            (a) sell LPs hereunder as Premium LPs

            (b) license masters for synchronization for any motion picture, Television show or home video device

            (c) remix, re-edit or resequence any masters after delivery

            (d) release any demonstration Recordings

            (e) license any master for synchronization with television commercials (other than to advertise the LPs made hereunder)


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

            (f) release any so-called "outtakes"

            (g) couple, or, license to a third party for coupling, any Masters on any particular Record offered for sale to the public, except with respect to samplers, uses on transportation carriers, and Consumer Compilations. The term "Consumer Compilation" means a Record embodying Recordings (including one (1) or more Masters) that are sequenced and/or selected by the consumer.

15.   Ownership of Masters:

      (a) All Recordings made or furnished to Company by you or "Artist" under this agreement or during the Term from the inception of the recording thereof, and all reproductions derived therefrom, together with the performances embodied thereon, shall be the property of Company in perpetuity for the Territory free from any claims whatsoever by you or "Artist" or any other person. Company shall have the exclusive right throughout the Territory to copyright those Recordings in Company's name as the author and owner of them and to secure any and all renewals and extensions of copyright throughout the Territory except that Company's right to exploit the Masters, including LP 1, LP 2 and LP 3, in foreign territories shall lapse if LP 1 is not released in accordance with the release deadlines in paragraph 4 hereof. Each such Recording shall be considered a "work made for hire" for Company; if any such Recording is determined not to be a "work made for hire," it will be deemed transferred to Company by this agreement, together with all rights in it. You and "Artist" hereby irrevocably and unconditionally waive any and all moral and like rights that "Artist" has in the Recordings and in the performances embodied therein and hereby agree not to make any claim against Company or any Person authorized by Company to exploit the Recordings based on such moral or like rights. Without limiting the generality of the foregoing, and except as otherwise expressly limited herein, Company and any Person authorized by Company shall have the exclusive and unlimited right to all the results and proceeds of "Artist's recording services, limited to performances and recordings by Daryl Hall and John Oates together, rendered during the Term, including, but not limited to, the exclusive, unlimited and perpetual rights throughout the Territory:

            (i) to manufacture, advertise, sell, lease, license, distribute or otherwise use, exploit or dispose of, in any or all fields of use by any method now or hereafter known, Records embodying Masters;

            (ii) to release Records derived from Masters under any name, trademark or label which Company or its subsidiaries, affiliates or licensees may from time to time elect;

            (iii) to perform such Masters publicly and to permit public performances thereof by means of radio broadcast, television or any other method now or hereafter known; and

            (iv) to reproduce, adapt, transmit, communicate or otherwise use Masters, all upon such terms and conditions as Company may elect, or at its discretion, to refrain therefrom.


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

            (v) All masters shall be "works for hire" and Company shall own all masters including all copyrights therein except that if sales for LP 1 do not equal or exceed one million units within seven (7) years after the date of the initial commercial release of LP 1, then, ownership, including all copyright therein, of all masters comprising LP 1 shall revert to Artist subject to payment to Company, by or on behalf of you and or Artist, of any unrecouped balance. Ownership of all other masters delivered by you or Artist to Company, including all masters comprising LP 2 and LP 3 shall, subject to payment to Company, by or on behalf of you and or Artist, of any unrecouped balance, revert to Artist seven years after the initial commercial release of said masters and no later than seven years after the initial commercial release of LP 3. If LP 2 or LP 3 are not released as provided for in paragraph 4 above, then subject to payment to Company, by or on behalf of you and or Artist, of any unrecouped balance the masters comprising, respectively, LP 1 and or LP 2 shall revert to Artist.

16.   WARRANTIES AND REPRESENTATIONS; INDEMNITIES

      You warrant and represent that:

      You have the right and legal capacity to enter into this agreement, and you are not subject to any prior obligations or agreements, whether as a party or otherwise, which would restrict or interfere in any way with the full and prompt performance of your obligations hereunder, and you shall fully and promptly perform your obligations hereunder.

      Company shall not be required to make any payments of any nature for or in connection with the acquisition, exercise or exploitation of any of Company's rights hereunder, except as specifically provided in this agreement including but not limited to the payment by Company on behalf of Artist pursuant to the Termination Agreement. You shall be solely responsible for all royalties (except mechanical royalties as provided herein) payable to producers, mixers, remixers and others contributing to the recording of Masters engaged by you or with your consent and all mechanical royalties in excess of the applicable rates and/or the applicable maximum aggregate mechanical royalty rates.

            The Materials or any use thereof, as authorized hereunder, shall not violate any law and shall not infringe upon or violate the rights of any Person (including, without limitation, contractual rights, copyrights, rights of publicity and rights or privacy) and that each track-by-track list identifying the performers on each Master and describing their performances which you furnish to Company is and shall be true, accurate and complete. "Materials," as used in this subparagraph means: Masters hereunder (including any Sampled Material embodied therein); all Controlled Compositions, each name used by "Artist", individually or as a group, in connection with Masters hereunder; all photographs and likenesses of "Artist"; and all other musical, dramatic, artistic and literary materials, ideas, and other intellectual properties furnished by you or "Artist", contained in or used in connection with any Masters hereunder or their packaging, sale, distribution, advertising, publicizing or other exploitation supplied by or approved by your or "Artist". Company's acceptance and/or utilization of Masters, Materials, or track-by-track lists hereunder shall not constitute a waiver of your representations, warranties or agreements in respect thereof, or a waiver of any of Company's rights or remedies.


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

      You will insure that there will be delivered to Company all licenses required under copyright for the recording of the musical compositions and any other copyrighted material reproduced in the Recordings, and you will make all payments (except mechanical royalties) required under those licenses;

      The parties hereto agree to and do hereby indemnify, save and hold each other harmless from any and all loss and damage (including court costs and reasonable attorneys' fees) arising out of, connected with or as a result of any third party claim resulting or derived from any inconsistency with, failure of, or breach or threatened breach by you of any warranty, representation contained in this agreement including, without limitation, any claim by any third party in connection with the foregoing, which has resulted in a judgment against Company or which has been settled with your consent, which consent shall not be unreasonably withheld, it being agreed that such consent shall only be required for settlements in excess of Five Thousand Dollars ($5,000.00). In addition to any other rights or remedies Company may have by reason of any such inconsistency, failure, breach, threatened breach or claim, Company may obtain reimbursement from you, on demand, for any payment made by Company at any time after the date hereof with respect to any loss, damage or liability (including anticipated and actual court costs and reasonable attorneys' fees) resulting therefrom. Such amounts may also be deducted from all monies becoming payable to you by Company under this agreement or any other agreement to the extent to which they have not been reimbursed to Company by you. The foregoing shall not apply to any monies otherwise payable to Artist by All Access Entertainment Management Group, Inc. ("Management") pursuant to any personal management agreement between Management and Artist. If the amount of any such claim or loss has not been determined, Company may withhold sums due you in an amount consistent with such claim or loss pending such determination unless you post a bond in a form and from a bonding company acceptable to Company in an amount equal to Company's estimate of the amount of the claim. Such withheld sums shall be released if suit is not filed within twelve (12) months after Company is notified of or receives a communication with respect to such claim; provided, however, that if such claim is thereafter asserted, Company shall maintain the right to begin once again to withhold monies. Company shall give you notice of any third party claim to which the foregoing indemnity applies and you shall have the right to participate in the defense of any such claim through counsel of your own choice and at your expense; provided that Company shall have the right at all times, in Company's sole discretion, to retain or resume control of the conduct thereof.

      Company shall have the right without your consent to assign this agreement in whole or in part to any subsidiary, parent company, affiliate, or to any third party acquiring a substantial portion of Company's assets or stock; provided, however, that Company shall remain liable for all payments required to be made to you and all other material obligations hereunder. Neither you nor "Artist" shall have the right to assign this agreement or any of your rights or obligations hereunder, except that you may assign your right to receive royalties hereunder to an entity owned or controlled by all members of "Artist".

THIS AGREEMENT SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF NEW YORK AND ITS VALIDITY, CONSTRUCTION, PERFORMANCE AND BREACH SHALL BE GOVERNED BY THE LAWS OF


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

THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE WHOLLY PERFORMED THEREIN. THE PARTIES HERETO AGREE TO SUBMIT YOURSELF TO THE JURISDICTION OF THE FEDERAL OR STATE COURTS LOCATED IN NEW YORK CITY IN ANY ACTION WHICH MAY ARISE OUT OF THIS AGREEMENT AND SAID COURTS SHALL HAVE EXCLUSIVE JURISDICTION OVER ALL DISPUTES BETWEEN COMPANY AND YOU OR "ARTIST" PERTAINING TO THIS AGREEMENT AND ALL MATTERS RELATED THERETO. IN THIS REGARD, ANY PROCESS IN ANY ACTION OR PROCEEDING COMMENCED IN THE COURTS OF THE STATE OF NEW YORK ARISING OUT OF ANY CLAIM, DISPUTE OR DISAGREEMENT UNDER THIS AGREEMENT MAY, AMONG OTHER METHODS, BE SERVED UPON THE PARTIES HERETO BY DELIVERING OR MAILING THE SAME, VIA REGISTERED OR CERTIFIED MAIL, ADDRESSED TO THE RESPECTIVE PARTIES AT THE ADDRESSES PROVIDED HEREIN FOR NOTICES; ANY SUCH DELIVERY OR MAIL SERVICE SHALL BE DEEMED TO HAVE THE SAME FORCE AND EFFECT AS PERSONAL SERVICE WITHIN THE STATE OF NEW YORK. NOTHING CONTAINED IN THIS SUBPARAGRAPH SHALL PRECLUDE THE PARTIES HERETO FROM JOINING THE OTHER PARTY IN AN ACTION BROUGHT BY A THIRD PARTY AGAINST EITHER PARTY IN ANY JURISDICTION, ALTHOUGH THE FAILURE TO JOIN THE OTHER PARTY IN ANY SUCH ACTION IN ONE INSTANCE SHALL NOT CONSTITUTE A WAIVER OF ANY RIGHTS WITH RESPECT THERETO, OR WITH RESPECT TO ANY SUBSEQUENT ACTION BROUGHT BY A THIRD PARTY AGAINST EITHER PARTY HERETO. NOTHING CONTAINED HEREIN SHALL CONSTITUTE A WAIVER OF ANY OTHER REMEDIES AVAILABLE TO EITHER PARTY EXCEPT AS OTHERWISE EXPRESSLY PROVIDED FOR HEREIN.

      Neither party shall be entitled to recover damages or to terminate the Term by reason of any breach by the other party of its material obligations, unless the latter party has failed to remedy or commenced to remedy the breach within a reasonable time following receipt of notice thereof. Neither party shall be deemed in breach of any of its obligations unless and until specific notice is sent by registered or certified mail, return receipt requested, of the nature of such default and the party claimed to be in breach shall have failed to either cure or commence to cure such breach within thirty (30) days of its respective receipt of such written notice.

Push Records Inc.

By:
    ---------------------------------------
    Brian Doyle, President, dated

AGREED AND ACCEPTED BY:
Whole Oates Enterprises, A General Partnership

By:
    ---------------------------------------
    Daryl Hall, General Partner, dated


By:
    ---------------------------------------
    John Oates, General Partner, dated


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